Exhibit 99.1

NEWS RELEASE

For Immediate Release

Contact:

Elizabeth Goode, Director Corporate Development

(661) 295-5600, ext. 2632

goodee@3dsystems.com

3D Systems Announces Signing of New Secured Revolving Credit Agreement

VALENCIA, Calif., July 16, 2004 - 3D Systems Corporation (Nasdaq: TDSC) announced today that the Company has entered into a two-year secured revolving credit agreement with Silicon Valley Bank. The credit agreement provides for up to $15 million of borrowings and includes letter of credit and foreign exchange facilities.  In connection with this facility, the Company granted the bank a security interest in various assets, including accounts receivable and inventory.

“We are pleased to have successfully completed this stand-by credit facility to provide us with additional liquidity as we move forward,” said Abe Reichental, 3D Systems’ president and chief executive officer. “It also provides us with the ability to more thoroughly manage our foreign exchange exposure in the ordinary course of business.  However, at the current time, because our cash position remains strong and we have narrowed the Company’s losses over the past year, we do not anticipate borrowing under this agreement.”

Forward-Looking Statements

Certain statements made by the Company in this release are forward-looking statements. These statements include comments as to the Company’s beliefs and expectations as to future events and trends affecting the Company’s business. These forward-looking statements are based upon management’s current expectations concerning future events and trends and are necessarily subject to uncertainties, many of which are outside the control of the Company. The factors stated under the heading “Forward-Looking Statements” and “Cautionary Statements and Risk Factors” in management’s discussion and analysis of results of operations and financial condition, which appear in the Company’s periodic filings with the Securities and Exchange

Commission, as well as other factors, could cause actual results to differ materially from such statements.

About 3D Systems

Founded in 1986, 3D Systems®, the solid imaging companySM, provides solid imaging products and systems solutions that reduce the time and cost of designing products and facilitate direct and indirect manufacturing.  Its systems utilize patented proprietary technologies to create physical objects from digital input that can be used in design communication, prototyping, and as functional end-use parts.

More information on the company is available at www.3dsystems.com, or by phoning 888/337-9786, ext. 2882 (or 661/295-5600, ext. 2882 from outside the United States), or via email at moreinfo@3dsystems.com.

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